Exhibit 99.1

LIBERTY CAPITAL REPORTS
THIRD QUARTER 2026 FINANCIAL AND OPERATING RESULTS

Englewood, Colorado, November 5, 2026 – Liberty Capital Corporation (“Liberty Capital”) (Nasdaq: GLIBA, GLIBK) today reported third quarter 2026 results.

Headlines include(1):

●	For the three months ended September 30, 2026, Liberty Capital(2) revenue increased 4% to $267 million, operating income was $36 million and Adjusted OIBDA(3) increased 10% to $101 million
●	Liberty Capital generated net cash provided by operating activities of $311 million and free cash flow(3) of $37 million over the trailing twelve months ended September 30, 2026
●	Subsequent to quarter end, GCI raised $300 million of secured financing and retired the remaining 4.75% senior notes due 2028, extending its nearest maturity to 2030
●	GCI expects to close the Quintillion acquisition shortly
●	Liberty Capital declared a quarterly dividend of $0.375 per share of GCI Group common stock
●	Liberty Capital announces a $100 million inaugural share buyback authorization program

“We continue to execute against our priorities at GCI and reported a solid quarter that reflects the strength and unmatched reach of our network infrastructure. We expect to close Quintillion soon,” said Ron Duncan, Liberty Capital CEO. “We also declared our first ever quarterly dividend of $0.375 per common share, commencing in December as well as an inaugural $100 million buyback authorization program. These capital allocation initiatives reflect our confidence in the ongoing cash generating power of the business while also preserving our balance sheet capacity for future growth investments.”

Corporate Updates

On October 28, 2026, GCI amended its credit agreement, adding a $270 million incremental senior secured Term A-3 loan facility maturing on October 28, 2031, which followed a $30 million increase to its revolving credit facility to $480 million on October 16, 2026. Proceeds from the Term A-3 loan, together with revolver borrowings, were used on October 28, 2026 to fund the full retirement of all outstanding principal amount of GCI’s 4.750% Senior Notes due 2028 at a redemption price of 100% of principal plus accrued and unpaid interest. As a result of the retirement, GCI’s earliest maturity was extended to 2030.

Today, Liberty Capital announces that its Board of Directors declared a dividend of $0.375 per share of GCI Group common stock, payable on December 15, 2026 to holders of record at the close of business on November 30, 2026. All future dividends remain within the discretion of the Board of Directors (or an authorized committee thereof), and the dividend policy may be modified, suspended or terminated at any time.

Today, Liberty Capital announces that its Board of Directors authorized a new share repurchase program, under which Liberty Capital may repurchase up to $100 million of its GCI Group common stock. Repurchases may be made from time to time through open market transactions, privately negotiated transactions or other means. The timing and amount of any future repurchases will be determined based on market conditions, trading price and other factors and the program may be suspended or discontinued at any time.

Discussion of Results

The following table provides the financial results of Liberty Capital for the three and nine months ended September 30, 2025 and September 30, 2026.

	Three months ended				Nine months ended
	September 30,				September 30,
(amounts in millions)	2025	2026	% Change		2025	2026	% Change

Consolidated Financial Metrics
Revenue
Consumer	$115	$118	3%		$355	$350	(1)%
Business	142	149	5%		429	434	1%
Total revenue	$257	$267	4%		$784	$784	—%

Operating expenses (exclusive of depreciation and amortization):
Consumer direct costs	(32)	$(33)	(3)%		(103)	$(98)	5%
Business direct costs	(31)	(32)	(3)%		(83)	(99)	(19)%
Technology expense	(68)	(71)	(4)%		(198)	(208)	(5)%
Total operating expenses (exclusive of depreciation and amortization)	(131)	$(136)	(4)%		(384)	$(405)	(5)%

Selling, general and administrative expense (exclusive of stock-based compensation)	(34)	(30)	12%		(87)	(89)	(2)%

Adjusted OIBDA(a)	$92	$101	10%		$313	$290	(7)%
Adjusted OIBDA margin(a) (%)	35.8%	37.8%	200	bps	39.9%	37.0%	(290)	bps

Stock-based compensation	(2)	(6)	(200)%		(9)	(21)	(133)%
Depreciation and amortization	(53)	(58)	(9)%		(158)	(166)	(5)%
Impairment of goodwill and intangible assets	(525)	—	NM		(525)	—	NM
Acquisition costs	—	(1)	NM		—	(8)	NM

Operating income (loss)	$(488)	$36	NM		$(379)	$95	NM
Operating income margin (%)	(189.9%)	13.5%	NM		(48.3%)	12.1%	NM

Capital expenditures, net of grant proceeds	$(52)	$(77)	(48)%		$(152)	$(202)	(33)%

(a)	See reconciling schedule 1.

GCI revenue increased 4% in the third quarter of 2026. Consumer revenue increased 3%, driven by growth in wireless revenue. Business revenue increased 5%, driven by growth in data revenue.

GCI revenue was flat for the nine months ended September 30, 2026. Consumer revenue declined 1% due to fully exiting the video business in 2025, partially offset by growth in wireless revenue. Business revenue increased 1% driven by an increase in data revenue.

Operating income was $36 million and Adjusted OIBDA increased $9 million to $101 million in the third quarter driven by increased revenue. Operating income was $95 million and Adjusted OIBDA declined $23 million to $290 million for the nine months ended September 30, 2026, driven by increased operating expenses. Operating income in both periods was also impacted by $1 million and $8 million of acquisition costs related to Quintillion, respectively.

Year to date, GCI has spent $202 million, net of grant proceeds, on capital expenditures related primarily to improvements to the rural wireless and state-wide data networks in Alaska. GCI's net capital expenditures for the full year 2026 are expected to be $290 million, including $20 million carried over from 2025 due to normal course timing shifts. A significant portion of the increased capital expenditures in 2026 is related to hybrid fiber-coaxial network improvements in urban Alaska.

On a trailing twelve-month basis through the third quarter of 2026, net cash provided by operating activities totaled $311 million and free cash flow over the same period was $37 million.

GCI Consumer

	Three months ended				Nine months ended
	September 30,				September 30,
(amounts in millions, except operating metrics)	2025	2026	% Change		2025	2026	% Change
GCI Consumer
Financial Metrics
Revenue
Data	$59	$60	2%		$180	$179	(1)%
Wireless	52	54	4%		153	158	3%
Other	4	4	—%		22	13	(41)%
Total revenue	$115	$118	3%		$355	$350	(1)%

Consumer direct costs	(32)	(33)	(3)%		(103)	(98)	5%

Consumer gross margin	$83	$85	2%		$252	$252	—%
Consumer gross margin (%)	72.2%	72.0%	(20)	bps	71.0%	72.0%	100	bps

Operating Metrics
Data:
Broadband subscribers(a)	152,400	154,500	1%
Wireless:
Wireless lines in service(b)	199,800	202,000	1%

(a)	A broadband subscriber is defined by the purchase of high speed data service. If one entity purchases multiple broadband service access points, each access point is counted as a subscriber. Small-to-Medium Business customers, promotional broadband access points and customers that have been inactive for 60 days or less are included. Consumer broadband subscribers as of September 30, 2026 includes approximately 5,400 acquired subscribers related to a small broadband operator.
(b)	A consumer wireless line in service is defined as a wireless device with a monthly fee for services. Consumer wireless lines include Small-to-Medium Business customers, promotional lines, postpaid lines that have been inactive for 60 days or less and paying prepaid lines.

GCI Consumer revenue increased 3% and declined 1% for the three and nine months ended September 30, 2026, respectively. The increase during the quarter was driven by growth in wireless revenue. The decrease during the year-to-date period was driven by the impact of fully exiting the video business in 2025, partially offset by growth in wireless revenue.

Data revenue increased 2% and declined 1% for the three and nine months ended September 30, 2026, respectively. The increase for both periods was driven by data revenue from a small broadband provider that GCI acquired during the second quarter, partially offset by an organic decrease in data subscribers. The decline for the nine months ended September 30, 2026 was driven by an organic decrease in data subscribers.

Wireless revenue increased 4% and 3% for the three and nine months ended September 30, 2026, respectively, driven by an increase in wireless lines in service and an increase in handset sales. Consumer wireless lines grew 1% year-over-year, bringing total consumer wireless lines to 202,000. Year-to-date, GCI added 3,000 consumer wireless lines.

GCI Consumer gross margin was 72.0% for the nine months ended September 30, 2026, a 100 bps increase from the same period last year. GCI Consumer direct costs increased 3% for the three months ended September 30, 2026 due to an increase in wireless handset costs. Consumer direct costs decreased 5% for the nine months ended September 30, 2026, driven by lower video programming costs from the exit of video services during the third quarter of 2025, partially offset by an increase in wireless handset costs.

GCI Business

	Three months ended				Nine months ended
	September 30,				September 30,
(amounts in millions, except operating metrics)	2025	2026	% Change		2025	2026	% Change
GCI Business
Financial Metrics
Revenue
Data	$124	$132	6%		$377	$383	2%
Wireless	10	9	(10)%		30	29	(3)%
Other	8	8	—%		22	22	—%
Total revenue	$142	$149	5%		$429	$434	1%

Business direct costs	(31)	(32)	(3)%		(83)	(99)	(19)%

Business gross margin	$111	$117	5%		$346	$335	(3)%
Business gross margin (%)	78.2%	78.5%	30	bps	80.7%	77.2%	(350)	bps

Operating Metrics
Wireless:
Wireless lines in service(a)	8,200	7,900	(4)%

(a)	A business wireless line in service is defined as a wireless device with a monthly fee for services. Business wireless lines include enterprise customers, promotional lines and postpaid lines that have been inactive for 60 days or less.

GCI Business revenue increased 5% and 1% for the three and nine months ended September 30, 2026, respectively. The increase for both the three and nine months ended September 30, 2026 was driven by growth in business data revenue from service upgrades with existing healthcare and education customers. For the year-to-date period, data revenue growth was partially offset by $4 million of revenue in the prior year-to-date period relating to the successful appeal of rates for services provided to certain healthcare customers in previous years.

GCI Business gross margin was 77.2% in the nine months ended September 30, 2026, a 350 bps decrease from the same period last year. GCI Business direct costs increased for both the three and nine months ended September 30, 2026, driven primarily by higher distribution costs for healthcare and education customers and for restored service on the Quintillion network during the prior year third quarter in which GCI uses capacity. For the year-to-date period, the increase in distribution costs is also due to upgraded services, including higher circuit costs.

FOOTNOTES

1)

Unless otherwise noted, headlines compare financial information for the three and nine months ended September 30, 2026 to the same period in 2025. Liberty Capital will discuss these highlights and other matters on Liberty Capital’s earnings conference call that will begin at 11:15 a.m. (E.T.) on November 5, 2026. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	Liberty Capital’s principal operating asset is GCI Holdings (“GCI”), which provides data, mobile, voice and managed services to consumer, business, government and carrier customers throughout Alaska.
3)	For a definition of Adjusted OIBDA, Adjusted OIBDA margin and free cash flow and applicable non-GAAP reconciliations, see the accompanying schedule 1.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash, cash equivalents, restricted cash and debt of Liberty Capital as of June 30, 2026 and September 30, 2026.

(amounts in millions)	6/30/2026	9/30/2026

Cash, Cash Equivalents and Restricted Cash:	$510	$417

Debt:
Senior Notes(a)	$600	$453
Senior Credit Facility	596	644
Tower Obligations and Other(b)	67	66
Total Debt	$1,263	$1,163
GCI Leverage(c)	2.8x	2.7x
Liberty Capital Leverage(d)	2.1x	2.1x

Unamortized premium and deferred loan costs	8	4
Tower obligations and finance leases (excluded from GAAP Debt)	(64)	(63)
Total Debt (GAAP)	$1,207	$1,104

Other Financial Obligations:
Preferred Stock(e)	$10	$10

(a)	Principal amount of Senior Notes.
(b)	Includes the current and long-term obligations under tower obligations and other.
(c)	As defined in GCI's credit agreement.
(d)	Defined as Liberty Capital net debt including preferred stock and consolidated cash and cash equivalents, excluding restricted cash divided by Liberty Capital Adjusted OIBDA. Restricted cash was $13 million and $30 million as of June 30, 2026 and September 30, 2026, respectively.
(e)	$10 million of non-voting preferred stock of Liberty Capital was issued to Liberty Broadband in the third quarter of 2025 and then sold by Liberty Broadband to third party buyers. The preferred stock has a 12% dividend rate and $1,000 per share liquidation price plus accrued and unpaid dividends. The mandatory redemption date is July 14, 2032.

Liberty Capital cash, cash equivalents and restricted cash decreased $93 million in the third quarter of 2026 primarily due to incremental debt reduction.

Liberty Capital debt decreased $100 million in the third quarter of 2026, which included repurchasing approximately $147 million principal amount of GCI’s outstanding senior notes partially offset by a drawdown of approximately $50 million on GCI’s revolving credit facility. Subsequent to the end of the third quarter, GCI amended its credit agreement on October 28, 2026, adding a $270 million incremental senior secured Term A-3 loan facility maturing October 28, 2031, which followed a $30 million increase to its revolving credit facility to $480 million on October 16, 2026. Proceeds from the Term A-3 loan, together with revolver borrowings, were used on October 28, 2026 to fund the full retirement of all outstanding principal amount of GCI’s 4.750% Senior Notes due 2028 at a redemption price of 100% of principal plus accrued and unpaid interest.

As of September 30, 2026, GCI’s credit facility had undrawn capacity of $383 million (net of letters of credit), and GCI’s leverage as defined in its credit agreement was 2.7x. Pro-forma for the aforementioned financings and retirement, GCI’s leverage is effectively unchanged.

Important Notice: Liberty Capital (Nasdaq: GLIBA, GLIBK) will discuss Liberty Capital’s earnings release on a conference call which will begin at 11:15 a.m. (E.T.) on November 5, 2026. The call can be accessed by dialing +1 (877) 407-3944 or +1 (412) 902-0038, passcode 13756846, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast, go to https://www.libertycapitalcorp.com/investors/news-events/ir-calendar. Links to this press release and replays of the call will also be available on Liberty Capital’s website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including certain statements relating to business strategies, expected future growth in cash flow and expenditures of capital, GCI’s planned acquisition of Quintillion, the quarterly dividend beginning in December 2026 and the share repurchase program. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements generally can be identified by phrases such as “possible,” “potential,” “intends” or “expects” or other words or phrases of similar import or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could,” or similar variations. These forward-looking statements involve many risks and uncertainties that could cause actual results and the timing of events to differ materially from those expressed or implied by such statements, including, without limitation, competitive issues, customer demand, economic conditions (including inflationary pressures), regulatory and legislative matters affecting Liberty Capital’s businesses (including, but not limited to, legal challenges to and changes in the Universal Service Fund programs), the completion of GCI’s acquisition of Quintillion, Liberty Capital’s capital resources and capital requirements as well as applicable laws and other considerations in declaring a dividend or repurchasing shares, and Liberty Capital’s ability to execute its growth strategy. These forward-looking statements speak only as of the date of this press release, and Liberty Capital expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Capital’s expectations with regard thereto or any change of events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Capital, including the risk factors detailed in its most recent Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, as such risk factors may be amended, supplemented or superseded from time to time by other reports Liberty Capital subsequently files with the SEC, for additional information about Liberty Capital and the risks and uncertainties related to Liberty Capital’s business that may affect the statements made in this press release.

Contact: Hooper Stevens

investor@libertycapitalcorp.com

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA and trailing twelve months of free cash flow, which are non-GAAP financial measures, for Liberty Capital together with reconciliations to operating income and net cash provided by operating activities, respectively, as determined under GAAP, as well as Adjusted OIBDA margin. Liberty Capital defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition costs and impairment charges. Liberty Capital defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue. Liberty Capital defines free cash flow as net cash provided by operating activities less capital expenditures net of grant proceeds received for capital expenditures.

Liberty Capital believes Adjusted OIBDA and free cash flow are important indicators of the operational strength and performance of its business by identifying those items that are not directly a reflection of business performance or indicative of ongoing business trends. In addition, these measures allow management to assess Liberty Capital’s performance, its ability to service its debt, fund operations and make additional investments with internally generated funds, perform analytical comparisons, and identify strategies to improve performance. Liberty Capital believes presenting free cash flow on a trailing twelve month basis more accurately demonstrates the company’s liquidity profile by minimizing seasonal fluctuations, particularly around timing of Universal Service Fund cash receipts.  Because Adjusted OIBDA and free cash flow are used as measures of operating performance and liquidity, respectively, Liberty Capital views operating income and net cash provided by operating activities, respectively, as the most directly comparable GAAP measures. Adjusted OIBDA and free cash flow are not meant to replace or supersede operating income, net cash provided by operating activities or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Capital’s management considers in assessing the results of operations and performance of its assets. Please see the tables below for applicable reconciliations.

The following tables provide a reconciliation of Liberty Capital’s operating income to Adjusted OIBDA for the three and nine months ended September 30, 2025 and September 30, 2026 and net cash provided by operating activities to free cash flow for the twelve months ended September 30, 2025 and September 30, 2026.

	Three months ended		Nine months ended
	September 30,		September 30,
(amounts in millions)	2025	2026	2025	2026
Operating income (loss)	$(488)	$36	$(379)	$95
Depreciation and amortization	53	58	158	166
Stock-based compensation	2	6	9	21
Impairment of goodwill and intangible assets	525	—	525	—
Acquisition costs	—	1	—	8
Adjusted OIBDA	$92	$101	$313	$290

	Twelve months	Twelve months
	ended	ended
(amounts in millions)	9/30/2025	9/30/2026
Net cash provided by (used in) operating activities	$357	$311
Capital expenditures	(238)	(281)
Grant proceeds	36	7
Free cash flow	$155	$37

LIBERTY CAPITAL CORPORATION

BALANCE SHEET INFORMATION

(unaudited)

	September 30,	December 31,
	2026	2025

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$387	416
Trade and other receivables, net	154	141
Prepaid and other current assets	69	58
Total current assets	610	615
Property and equipment, net	1,342	1,257
Intangible assets not subject to amortization
Goodwill	649	638
Cable certificates	149	149
Other	25	25
	823	812
Intangible assets subject to amortization, net	343	372
Deferred income tax assets	13	31
Other assets, net	333	147
Total assets	3,464	3,234

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	137	123
Deferred revenue	24	23
Current portion of debt	7	4
Other current liabilities	46	46
Total current liabilities	214	196
Long-term debt, net	1,097	979
Obligations under tower obligations	60	69
Long-term deferred revenue	128	130
Other liabilities	174	154
Total liabilities	1,673	1,528

Redeemable noncontrolling interest in equity of subsidiary	23	18

Equity
Series A GCI Group common stock	—	—
Series B GCI Group common stock	—	—
Series C GCI Group common stock	—	—
Additional paid-in capital	2,379	2,360
Retained earnings (deficit)	(611)	(672)
Total equity	1,768	1,688
Commitments and contingencies
Total liabilities and equity	$3,464	3,234

LIBERTY CAPITAL CORPORATION

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025

	amounts in millions,
	except per share amounts
Revenue	$267	257	784	784
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization)	136	131	405	384
Selling, general and administrative expense (including stock-based compensation)	36	36	110	96
Depreciation and amortization	58	53	166	158
Impairment of goodwill and intangible assets	—	525	—	525
Acquisition costs	1	—	8	—
	231	745	689	1,163
Operating income (loss)	36	(488)	95	(379)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(14)	(12)	(34)	(34)
Interest and dividend income	9	1	18	3
Other, net	6	2	7	3
	1	(9)	(9)	(28)
Earnings (loss) before income taxes	37	(497)	86	(407)
Income tax benefit (expense)	(10)	110	(25)	82
Net earnings (loss)	$27	(387)	61	(325)
Basic net earnings (loss) attributable to Series A, Series B and Series C GCI Group shareholders per common share	$0.68	(13.34)	1.53	(11.21)
Diluted net earnings (loss) attributable to Series A, Series B and Series C GCI Group shareholders per common share	$0.68	(13.34)	1.53	(11.21)

LIBERTY CAPITAL CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Nine months ended
	September 30,
	2026	2025

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$61	(325)
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	166	158
Stock-based compensation	21	9
Impairment of goodwill and intangible assets	—	525
Deferred income tax expense (benefit)	24	(399)
Non-cash changes in taxes payable	—	206
Other, net	(9)	(3)
Change in other assets and liabilities:
Decrease (increase) in accounts receivable	(13)	39
Amortization of right-of-use asset	35	37
Decrease (increase) in other assets	(9)	—
(Decrease) increase in operating lease liabilities	(37)	(37)
(Decrease) increase in taxes payable	(2)	83
(Decrease) increase in payables and other liabilities	6	9
Net cash provided by (used in) operating activities	243	302
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(11)	—
Loan to Quintillion	(160)	—
Capital expenditures	(207)	(174)
Grant proceeds received for capital expenditures	5	22
Purchase of investments	(107)	—
Sale of investments	107	—
Other investing activities, net	7	6
Net cash provided by (used in) investing activities	(366)	(146)
Cash flows from financing activities:
Borrowings of debt	518	691
Repayments of debt and tower obligations	(395)	(778)
Other financing activities, net	(12)	(7)
Net cash provided by (used in) financing activities	111	(94)
Net increase (decrease) in cash, cash equivalents and restricted cash	(12)	62
Cash, cash equivalents and restricted cash, beginning of period	429	75
Cash, cash equivalents and restricted cash, end of period	$417	137